Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Cvent Holding Corp. of our report dated March 7, 2022, relating to the financial statements of Cvent Holding Corp., which appears in the Prospectus Supplement of Cvent Holding Corp. dated March 7, 2022, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

March 7, 2022